EXHIBIT 10.1

FORM OF STOCK APPRECIATION RIGHT AWARD AGREEMENT UNDER THE 1997 EQUITY INCENTIVE PLAN

STATE STREET CORPORATION
1997 EQUITY INCENTIVE PLAN

Stock Appreciation Rights Award Agreement

Subject to your acceptance of the terms set forth in this agreement (this “Award Agreement”), State Street Corporation (the “Company”) has awarded to you “stock appreciation rights” (“SARs”) with  respect to the number of shares of common stock of the Company (“Stock”) detailed in your Award statement on this website (the “Statement”) and pursuant to the State Street Corporation 1997 Equity Incentive Plan (the “Plan”) and certain conditions set forth below.  Each SAR represents the right, subject to the terms and conditions of this Award, to obtain upon exercise an amount equal to the appreciation in value of one share of Stock, as more fully described below.

A copy of the Plan document and the Company’s Prospectus are located on this website for your reference. All terms used herein shall have the same meaning as in the Plan, except as otherwise expressly provided herein.  The term “vest” as used herein means the lapsing of the restrictions described herein and in the Plan with respect to the exercise of the Award or portion thereof.  To vest in all or any portion of this Award as of any date, you must have been continuously employed with the Company or any of its subsidiaries or affiliates (as determined under the Plan) from and after the date hereof and until (and including) the applicable vesting date.

The terms of your Award are as follows:

1.                                       Term and Exercise Period.  Subject to paragraphs 5 and 6 hereof and to this paragraph 1, the Award shall vest according to the vesting schedule detailed in your Statement.  In no event, however, may you exercise any SAR later than ten (10) years from the original grant date of the Award (the “Final Exercise Date”).  You may not exercise fewer than fifty (50) SARs at any one time except when the number of remaining SARs is less than fifty (50); and, except as is otherwise provided herein, you may not exercise any SAR unless you are then an employee of the Company or one of its subsidiaries or affiliates (as determined under the Plan).

2.                                       Method of Exercise.  You may exercise any vested SAR on or before the Final Exercise Date by stating the number of vested SARs being exercised, specific instructions for which are found on this website.  Payment shall be made in whole shares of Stock plus cash in lieu of any fractional share, with the number of shares of Stock payable to you (before any reduction for withholding taxes or other deductions in accordance with paragraph 8 below) determined by multiplying (i) times (ii) and dividing the resulting product by (iii), where:

(i) is the number of SARs being exercised;

(ii) is the excess of (A) the average of the high and low trading prices of one share of Stock on the date of exercise, over (B) is the per-share grant price specified in your Statement; and

(iii) is the average of the high and low trading price of one share of Stock on the date of exercise.

For purposes of illustration only:  assume an award of 100 SARs with a grant price of $65 per share, and assume further that 30 SARs are exercised when the value of the Stock (the average of the high and low trading prices on the date of exercise) is $75 per share.  Upon exercise, you would be entitled to four (4) shares of Stock (that is:  (i) 30, times (ii) $10 per share (the per-share appreciation amount), divided by (iii) $75) less applicable taxes and other withholdings in accordance with paragraph 8 below.

3.                                       Shareholder Rights; Employee Rights.  You are not entitled to any rights as a shareholder with respect to any shares of Stock subject to the Award until you exercise the Award, and then you shall have the rights of a shareholder only as to those shares of Stock that are transferred to you upon exercise.  Nothing in this Award shall be construed to guarantee you any right of employment with the Company or any subsidiary or affiliate or to limit the discretion of any of them to terminate your employment at any time, with or without cause.

4.                                       Non-Transferability.  This Award shall not be transferable otherwise than by will or the laws of descent and distribution and it may be exercised during your lifetime only by you.  Any attempt to assign or transfer the Award, either voluntarily or involuntarily, contrary to the provisions hereof, shall be null and void and without effect and shall render the Award itself null and void.

5.                                       Termination of Employment.

(a)  If your employment terminates by reason of “disability” or “retirement,” any SAR that has not earlier expired or been exercised, surrendered or canceled shall be treated, subject to Section 7.3 of the Plan, as follows:

(i) if the SAR was not exercisable immediately prior to such termination of employment, it shall become exercisable thereafter in accordance with the Plan and this Award Agreement on the same basis as if there had been no termination of employment, and shall remain exercisable until the “disability/retirement termination date,” and

(ii) if the SAR was already exercisable at the time of termination of employment, it shall continue to be exercisable thereafter until the “disability/retirement termination date.”

For purposes of this Award Agreement, “disability” shall have the meaning given in Section 7.1 of the Plan; “retirement” shall mean termination of employment at or after your having reached age 55 and completed 10 years of service or your having attained age 65; and “disability/retirement termination date” shall mean the date which is the later of (i) the day immediately preceding the first anniversary of the date the last vesting tranche under the Award first becomes exercisable (or the day preceding the first anniversary of the date the whole Award becomes exercisable, if the whole Award vests on a single date), and (ii) the day immediately preceding the first anniversary of the date of termination of employment.  If you die after your employment has terminated but before your right to exercise has expired, the Award shall instead expire one year after the date of your death (but not later than the Final Exercise Date); during that period the Award may be exercised at any time by the person or persons to whom your rights with respect thereto shall have passed by will or by the applicable laws of descent or distribution, but only to the extent it was exercisable on the date of such termination.  In no event may the Award be exercised later than the Final Exercise Date.

(b) If your employment terminates by reason of death, all SARs held by you prior to termination, whether or not then exercisable, may be exercised, subject to Section 7.3 of the Plan, by your executor or administrator or the person(s) to whom the SARs are transferred by law or the applicable laws of descent and distribution during the period that ends one year after the date of death, but in no event later than the Final Exercise Date.

(c) If your employment terminates for any reason other than death, disability (as defined in clause (a)) or retirement (as defined in clause (a)), any SAR that was exercisable immediately prior to such termination of employment shall expire, subject to Section 7.3 of the Plan, three months from the date of such termination of employment (but not later then the Final Exercise Date) and may be exercised during that period.  If you die within such three-month period, the SARs shall expire, subject to Section 7.3 of the Plan, one year after the date of your death (but not later than the Final Exercise Date), during which period the SARs may be exercised at any time by the person or persons to whom your rights shall pass by will or by the applicable laws of descent or distribution.

(d) Your rights with respect to any unexercised SARs after termination of your  employment other than by reason of death shall be subject to the conditions that until any such SARs are exercised you shall (i) not engage either directly or indirectly, in any manner or capacity as advisor, principal, agent, partner, officer, director, employee, member of any association, or otherwise, in any business or activity which is at the time competitive with any business or activity conducted by the Company or any of its direct or indirect subsidiaries, and (ii) be available at reasonable times for consultations at the request of the Company’s management with respect to phases of the business with which you were actively connected during your employment.  In the event that either of the above conditions is not fulfilled, you shall forfeit all rights to any unexercised SARs.  Any determination by the Committee that you are, or have, engaged in a competitive business or activity as aforesaid or have not been available for consultations as aforesaid shall be conclusive.  Notwithstanding the foregoing this paragraph shall be inapplicable following a Change of Control (as defined in the Plan).

6.                                       Acceleration of SARs.  Upon a Change of Control (as defined in the Plan), all SARs outstanding as of the date such Change of Control is determined to have occurred and which are not then exercisable shall become fully exercisable.  If you are subject to Section 16 of the Securities Exchange Act of 1934, you shall have certain rights to receive cash in lieu of exercising the SARs in the amount of the Spread, all as set forth in the Plan; provided, that for purposes of this SARs, “Spread” shall mean, with respect to any share of Stock subject to the SARs, the excess of the fair market value of such share on the date of exercise over the per-share grant price.  After a Change of Control (but subject to Section 7.3 of the Plan), the SARs will remain exercisable following a termination of your employment other than by reason of your death, disability or retirement for a period of seven months after termination of employment, or until expiration of the original term of the SARs, whichever period is shorter.

                                                For purposes hereof, “fair market value” shall mean the average of the high and low trading price of a share of Stock on the reference date.

7.                                       Changes in Capitalization, etc.  The Award is subject to adjustment pursuant to Section 8.6 of the Plan in the circumstances therein described.

8.                                       Withholding. You are required as a condition of exercise to satisfy all applicable tax and other withholding requirements that may arise in connection with the exercise.  The Committee may require you to remit cash to the Company in an amount sufficient to satisfy any withholding tax requirements or to make other arrangements satisfactory to the Committee with regard to such requirements.  If and to the extent that such withholding is required, the Committee may permit you to elect at such time and in such manner as the Committee provides to satisfy your withholding tax requirement with the proceeds from the sale of shares resulting from exercise of your SARs.

9.                                       Agreement to be Bound by Plan Terms.  By accepting this Award electronically or by exercising any SAR hereunder, you will be deemed to have acknowledged and agreed that you are bound by the terms of this Award Agreement and the Plan.

10.                                 Sealed Instrument.  This Award Agreement will take effect as a sealed instrument.